EXHIBIT 99.1
Superior Offshore International Confirms February 11, 2009 as the Effective Date of its Plan of Liquidation
          HOUSTON, February 11, 2009, /PRNewswire-FirstCall via COMTEX News Network/ — Superior Offshore International, Inc. announced today that the First Amended Joint Chapter 11 Plan of Liquidation (the “Plan”) submitted by Superior Offshore International, Inc. and the Official Committee of Unsecured Creditors became effective on February 11, 2009 (the “Effective Date”). As previously announced, all equity interests in Superior Offshore International, Inc. are cancelled as of the Effective Date under the terms of the Plan. The Plan also provides that the Effective Date will serve as the record date for purposes of distributions, if any, to former equity interest holders under the Plan, unless otherwise ordered by the Bankruptcy Court.
Contact:
David R. Jones
Bankruptcy Counsel for Superior Offshore International, Inc.
713-226-6000